Exhibit 5.1

Advocaten

Notarissen

Belastingadviseurs

To LyondellBasell Industries N.V. Stationsplein 45 3013 AK ROTTERDAM The Netherlands	Claude Debussylaan 80 P.O. Box 75084 1070 AB Amsterdam T +31 20 577 1771 F +31 20 577 1775

Date 7 November 2012	J.M. van Dijk Advocaat
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Dear Sir/Madam,

LyondellBasell Industries N.V. (the “Issuer”)

Secondary offering of 20,000,000 ordinary shares in the capital of the

Issuer

1	Introduction

I act as Dutch legal adviser (advocaat) to the Issuer in connection with Current Report.

Certain terms used in this opinion are defined in Annex 1 (Definitions).

2	Dutch Law

This opinion is limited to Dutch law in effect on the date of this opinion. It (including all terms used in it) is to be construed in accordance with Dutch law.

3	Scope of Inquiry

For the purpose of this opinion, I have examined, and relied upon the accuracy of the factual statements in, the following documents:

3.1	A draft of the Current Report.

3.2	A copy of:

(a)	the Deed of Incorporation and the Articles of Association, as provided to me by the Chamber of Commerce; and

(b)	each Trade Register Extract.

3.3	A copy of all Issue Documentation.

In addition, I have obtained the following confirmation on the date of this opinion:

3.4	Confirmation by telephone from the Chamber of Commerce that the most recent Trade Register Extract is up to date.

In addition, I have examined such documents, and performed such other investigations, as I considered necessary for the purpose of this opinion. My examination has been limited to the text of the documents and I have not investigated the meaning and effect of any document governed by a law other than Dutch law under that other law.

4	Assumptions

For the purpose of this opinion, I have made the following assumptions:

4.1

(a)	Each copy document conforms to the original and each original is genuine and complete.

(b)	Each signature is the genuine signature of the individual concerned.

(c)	Each factual confirmation referred to in this opinion is true.

(d)	The Current Report has been or will have been filed with the SEC in the form referred to in this opinion.

5	Opinion

Based on the documents and confirmations referred to and the assumptions made in paragraphs 3 and 4 and subject to the qualifications in paragraph 6 and to any matters not disclosed to me (including force (bedreiging), fraud (bedrog), undue influence (misbruik van omstandigheden) or a mistake (dwaling) in connection with the issue of any Outstanding Share), I am of the following opinion:

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5.1	The Reported Shares have been validly issued and are fully paid and nonassessable [1].

6	Qualifications

This opinion is subject to the following qualifications:

6.1	This opinion is subject to any limitations arising from bankruptcy, suspension of payments, emergency measures, (other) Insolvency Proceedings or other laws relating to or affecting the rights of creditors.

6.2	An extract from the Trade Register does not provide conclusive evidence that the facts set out in it are correct. However, under the 2007 Trade Register Act (Handelsregisterwet 2007), subject to limited exceptions, a legal entity or partnership cannot invoke the incorrectness or incompleteness of its Trade Register registration against third parties who were unaware of the incorrectness or incompleteness.

6.3

6.4	I do not express any opinion on any Shares other than the Reported Shares.

7	Reliance

7.1	This opinion is an exhibit to the Current Report and may be relied upon for the purpose of the validity of the Reported Shares. It may not be supplied, and its contents or existence may not be disclosed, to any person other than as an Exhibit to (and therefore together with) the Current Report and may not be relied upon for any purpose other than the validity of the Reported Shares.

7.2	Each person relying on this opinion agrees, in so relying, that only De Brauw shall have any liability in connection with this opinion, that the agreement in this paragraph 7.2 and all liability and other matters relating to this opinion shall be governed exclusively by Dutch law and that the Dutch courts shall have exclusive jurisdiction to settle any dispute relating to this opinion.

7.3	The Issuer may:

[1]

In this opinion, "nonassessable" – which term has no equivalent in Dutch – means, in relation to an Offered Share, that neither the Issuer or any of its creditors has any right to require the holder of that Offered Share to pay to the issuer or any of its creditors any amount (in addition to the amount required for the share to be fully paid) solely as a result of his shareholdership.

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(a)	file this opinion as an exhibit to the Current Report; and

(b)	refer to De Brauw giving this opinion under the headings “Item 8.01. Other Events” and “Item 9.01. Financial Statements and Exhibits” in the Current Report.

The previous sentence is no admittance from me (or De Brauw) that I am (or De Brauw is) in the category of persons whose consent for the filing and reference in that paragraph is required under Section 7 of the Securities Act or any rules or regulations of the SEC promulgated under it.

Yours faithfully,
/s/ Jan Marten van Dijk De Brauw Blackstone Westbroek N.V. Jan Marten van Dijk

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Annex 1 – Definitions

In this opinion:

“Articles of Association” means each of:

(a)	the Issuer’s articles of association as included in the Deed of Incorporation;

(b)	the Issuer’s articles of association as amended on 26 April 2010;

(c)	the Issuer’s articles of association as amended on 29 April 2010; and

(d)	the Issuer’s articles of association as amended on 27 May 2011.

“Board Certificate” means the certificate dated the date of this opinion attached to this opinion as Annex 2.

“Chamber of Commerce” means the Chamber of Commerce and Industry (kamer van koophandel en fabrieken) of the place where the Issuer has its principal place of business.

“Conversion Shares” is defined in the definition of “Issue Documentation”.

“Current Report” means the Issuer’s current report on form 8-K dated 1 November 2012 reporting the sale of the Reported Shares (excluding any documents incorporated by reference in it and any exhibits to it).

“De Brauw” means De Brauw Blackstone Westbroek N.V.

“Deed of Incorporation” means the Issuer’s deed of incorporation.

“Deeds of Issue” is defined in the definition of “Issue Documentation”.

“Dutch law” means the law directly applicable in the Netherlands.

“Insolvency Proceedings” means insolvency proceedings as defined in Article 2(a) of Council Regulation (EC) No 1346/2000 of 29 May 2000 on insolvency proceedings.

“Issue Date” means, in relation to an Outstanding Share, the date on which that Outstanding Share was issued.

“Issue Documentation” means each of:

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(a)	the Deed of Incorporation, providing for (among other things) the issue of 1,125,000 ordinary shares), nominal value EUR 0.04 each, in the Issuer’s capital (the “Incorporation Shares”);

(b)	the amendment dated 26 April 2010 to the Articles of Association as then in force providing for (among other things) the conversion of the 1,125,000 outstanding ordinary shares A (being the Incorporation Shares) into ordinary shares A, nominal value EUR 0.04 each, in the Issuer’s capital (the “Incorporation Shares A”);

(c)

(i)

(A)	a written resolution of the Issuer’s managing board dated 29 April 2010 (the “Issue Resolution”) to:

(I)	issue:

-	301,771,794 Class A Shares (to be interpreted as ordinary shares A, nominal value EUR 0.04 each) in the Issuer’s capital (the “Issue Shares A”);

-	263,901,979 Class B Shares (to be interpreted as ordinary shares B, nominal value EUR 0.04 each) in the Issuer’s capital (the “Issue Shares B”);

(II)	grant 11,508,204 rights to acquire Class A Shares (to be interpreted as ordinary shares A, nominal value EUR 0.04 each) in the Issuer’s capital (the “Warrants”);

(III)	exclude all pre-emption rights (voorkeursrechten) in respect of those issues and grants; and

(B)	a written resolution of the Issuer’s supervisory board dated 29 April 2010 to approve the managing board resolution referred to in paragraph (i) above;

(ii)

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(A)	a written resolution of the Issuer’s board of management (bestuur) dated 29 April 2010 to:

(I)	establish the LyondellBasell Industries 2010 Long-term Incentive Plan (the “Plan”); and

(II)	(by implication) to issue (in the form of Stock Awards (as defined in the Plan)), and to grant rights to acquire (in the form of Options or Stock Awards (both as defined in the Plan) (such Options “Plan Options”), ordinary shares, nominal value EUR 0.04 each, in the Issuer’s capital up to an aggregate number of 22,000,000 ordinary shares; and

(B)	a written resolution of the Issuer’s supervisory board dated 29 April 2010 to approve the managing board resolution referred to in paragraph (ii)(A) above;

(iii)

(A)	a Notarial deed of issue of registered class A shares in LyondellBasell Industries N.V. dated 30 April 201 providing for the issue of 1,771,794 ordinary shares A, nominal value EUR 0.04 each, in the Issuer’s capital; and

(B)	a Notarial deed of issue of registered class B shares in LyondellBasell Industries N.V. dated 30 April 201 providing for the issue of 9,456,449 ordinary shares B, nominal value EUR 0.04 each, in the Issuer’s capital;

(collectively, the “Deeds of Issue”); and

(iv)	a Warrant Agreement dated as of 30 April 2010 between the Issuer, Computershare Inc. and Computershare Trust Company, N.A. (the “Warrant Agreement”);

(d)	a confirmation from the Issuer’s sole managing director dated 6 December 2010 confirming the conversion of the Issue Shares B into ordinary shares A (the “Conversion Shares A”) (as a result of the occurrence of the Liquidation Preference Expiration Date (Vervaldatum Liquidatie Preferent) as referred to in the Articles of Association as amended on 29 April 2010);

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(e)	the amendment dated 27 May 2011 to the Articles of Association as then in force providing for (among other things) the conversion of the 566,798,773 outstanding ordinary shares A (being the Incorporation Shares A, the Issue Shares A and the Conversion Shares A) into Shares (the “Conversion Shares”); and

(f)	the Board Certificate.

“Issue Resolution” is defined in the definition of “Issue Documentation”.

“Issuer” means LyondellBasell Industries N.V., with corporate seat in Rotterdam.

“Outstanding Shares” means:

(a)	the Conversion Shares (being 566,798,773 Shares); and

(b)	the Warrant Shares and the Plan Option Shares (being 8,382,145 Shares);

(the Conversion Shares, the Warrant Shares and the Plan Option Shares in aggregate being 575,180,918 Shares).

“Plan” is defined in the definition of “Issue Documentation”.

“Plan Option Share” has the meaning given to that term in the Board Certificate.

“Reported Shares” means 20,000,000 ordinary shares in the Issuer’s capital referred to in the Current Report.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Shares” means the ordinary shares (gewone aandelen), nominal value EUR 0.04 each, in the Issuer’s capital.

“the Netherlands” means the part of the Kingdom of the Netherlands located in Europe.

“Trade Register Extract” means each of:

(a)	an unofficial electronic Trade Register extract dated 1 April 2010; and

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(b)	a Trade Register extract dated 5 November 2012 2012;

each relating to the Issuer and obtained from the Chamber of Commerce.

“Warrant Agreement” is defined in the definition of “Issue Documentation”.

“Warrant Share” has the meaning given to that term in the Board Certificate.

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Annex 2 – Board Certificate

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